UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 19, 2008

ENTROPIC COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33844	33-0947630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6290 Sequence Drive San Diego, CA 92122 (Address of Principal Executive Offices and Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 19, 2008, the compensation committee of our board of directors adopted a 2008 management bonus plan (the “2008 Plan”) for our executive officers. Our current named executive officers and individuals who will be named in our 2008 proxy statement as our executive officers (collectively, our “NEOs”) are entitled to participate in the 2008 Plan.

Under the 2008 Plan, the potential bonus payment any participant may receive is measured as a percentage of the participant’s base salary, except for our vice president of worldwide sales whose potential bonus payment is a dollar amount. The percentage for each participant and, in the case of our vice president of worldwide sales, the dollar value of his bonus payout, is established by us meeting certain corporate goals and the extent to which we meet these corporate goals will determine which one of four categories of bonus percentages (or bonus dollar value in the case of our vice president of worldwide sales) a participant will receive. The actual payout that each participant receives will be determined by each participant’s success in meeting specified individual goals. The compensation committee has pre-approved the corporate goals and determines whether such goals are met at the end of fiscal year 2008. The compensation committee has delegated to our chief executive officer the task of establishing individual goals and determining the extent to which such individual goals were achieved for all officers other than himself. Individual goals for the chief executive officer, and determination of the extent to which such goals are met, are established by our compensation committee.

The corporate goals for the 2008 Plan consist of our performance as measured against two financial metrics: (i) our revenues and (ii) our actual non-GAAP operating income for fiscal year 2008. The bonus is weighted 75% to achievement of the revenue goal and 25% to achievement of the operating income goal. In the case of our vice president of worldwide sales, the bonus is based on his achievement of key sales objectives, including meeting or exceeding the revenue goal. These weightings are applied to each individual participant’s bonus percentage to determine the target bonus for such officer. Each participant is then given a performance rating, based on their individual performance measured against both objective and subjective goals, of 1, 2, 3 or 4 (with “1” representing exceptional performance and “4” representing a performance that falls below expectations), and a corresponding multiplier of 1.1, 1.0, 0.9 or 0.0 is applied to the target bonus to determine the participant’s actual bonus payout.

The four bonus categories established by the compensation committee are:

•	“Budget” which has a target bonus percentage for each participant that corresponds to approximately 90% of the 25th percentile bonus for such participant’s position;

•	“Target” which has a target bonus percentage for each participant that corresponds to approximately the 25th percentile bonus for such participant’s position;

•	“Stretch” which has a target bonus percentage for each participant that corresponds to approximately the 50th percentile bonus for such participant’s position; and

•	“Stretch Plus” which has a target bonus percentage for each participant that corresponds to approximately the 75th percentile bonus for such participant’s position.

The target bonus percentages (and, in the case of Mr. Economy, the dollar value of the target bonus) for these categories for our NEOs are as follows:

Name and Title	Budget	Target	Stretch	Stretch Plus
Patrick Henry, Chief Executive Officer	49.5%	55%	65%	95%
David Lyle, Chief Financial Officer	31.5%	35%	50%	60%
Lance Bridges, Vice President of Corporate Development & General Counsel	31.5%	35%	45%	50%
Michael Economy, Vice President of Worldwide Sales	$125,000	$155,000	$200,000	$225,000
Kurt Noyes, Vice President, Finance and Chief Accounting Officer	22.5%	25%	35%	40%
Jonathan Masel, Vice President and General Manager of Entropic Israel	22.5%	25%	30%	40%
Andre Chartrand, Vice President, Broadband Engineering	22.5%	25%	30%	40%
Anton Monk, Vice President, Technology	22.5%	25%	35%	45%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this repot to be signed on its behalf by the undersigned hereto duly authorized.

ENTROPIC COMMUNICATIONS, INC.

Dated: March 25, 2008	By:	/s/ Lance W. Bridges, Esq.
Lance W. Bridges, Esq.
Vice President of Corporate Development and General Counsel